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Exhibit 99(b)

Serono B.V.
Alexanderstraat 3-5
2514 JL's-Gravenhage
Nederland

Serono France Holding S.A.
738 rue Yves Kermen
92658 Boulogne Cedex
France
Attn: M. Jacques Theurillat

May 6, 2003

Re: Commitment Letter

Dear Sirs,

        With respect to the Offre publique de retrait suivie d'un retrait obligatoire (repurchase offer followed by a mandatory squeeze-out) for all outstanding shares and OCEANEs of Genset S.A. ("Genset") (except for Genset shares held by U.S. residents), filed by Serono France Holding S.A. with the Conseil des marchés financiers in France ("CMF") and approved by the CMF on April 30, 2003, ("International Offer"), and the repurchase offer followed by a mandatory squeeze-out for Genset's shares represented by American Depositary Shares ("ADSs") and the Genset shares held by U.S. residents, to be filed by Serono France Holding S.A. with the Securities and Exchange Commission in the United States ("U.S. Offer") the undersigned Serono B.V., of which Serono France Holding is a wholly owned subsidiary, hereby irrevocably and unconditionally commits to provide Serono France Holding S.A. with sufficient funding to cover (x) the purchase price for all shares, OCEANE and ADSs and (y) related expenses.

Yours Sincerely,

SERONO B.V.
By:	/s/ PAUL WILKINSON Name: Paul Wilkinson Title: Authorized Representative	By:	/s/ JACQUES THEURILLAT Name: Jacques Theurillat Title: Director

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  Exhibit 99(b)